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                                                                  EXHIBIT 99.1
                                                                 PRESS RELEASE


Young K. Sohn Joins Oak Technology as CEO and President

Change in Leadership Represents Significant Milestone in Turnaround Efforts David D. Tsang Continues as Chairman of the Board of Directors
Richard B. Black to Serve as Vice-Chairman of the Board of Directors

SUNNYVALE, Calif. (02/25/1999) --- Oak Technology (NASDAQ:OAKT), a provider of semiconductor solutions for the optical storage, consumer electronics and digital office equipment markets, today announced that it has appointed Young
K. Sohn as Chief Executive Officer and President. Mr. Sohn, who joined Oak's Board of Directors in January 1998, assumes leadership of Oak Technology after his six-year tenure at Quantum Corporation where he was the President of the Enterprise and Personal Storage Group, a division that represents approximately 70 percent of that company's revenues. David D. Tsang, founder of Oak Technology, will continue to hold the office of Chairman of the Board of Directors and Richard B. Black, who was appointed interim President in January 1998 and was also leading the Company's Optical Storage Group, will serve as Vice-Chairman of the Board of Directors.

     Sohn and Tsang will jointly represent an Office of the Executive and work together in strategic technology initiatives and business direction for Oak. "Young's proven leadership in successful management and growth of business operations will be a key catalyst in accelerating our turnaround efforts," observed Tsang. "As a member of Oak's Board of Directors this past year, Young is aware of both the challenges and opportunities facing the Company and we believe his decision to accept leadership of Oak is affirmation of its long-term potential. Both Rick Black and I extend our full support to Young as he prepares to assume his new role at Oak," continued Tsang.

     Sohn brings a stellar track record as a proven industry veteran to his new role at Oak Technology. Sohn joined Quantum in 1992 as the President and Managing Director of Quantum Asia-Pacific where he was in charge of the company's sales, marketing and service activities in the region and directed operations for the Asia Pacific subsidiaries. In 1996, Sohn was promoted to General Manager of the Desktop and Portable Storage Group where he was responsible for Quantum's overall strategic and investments regarding hard disk drive storage opportunities. Under Sohn's leadership, Quantum maintained its number one leadership position as a provider of hard drives for the PC market, with revenues reaching $4.6 billion at the close of fiscal year 1998. Prior to Quantum, Sohn spent nine years at Intel Corporation where he served as a marketing and sales executive and Director of Worldwide Channel Marketing at Intel's reseller channel organization and initiated the company's PC chipset business. Sohn holds a bachelor's degree in electrical engineering from the University of Pennsylvania and a master's degree in business administration from MIT's Sloan School of Management.

     "Joining Oak at this juncture in its history gives me a unique opportunity

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to be a key architect of the Company's rebuilding process, which is already underway," stated Sohn. "Despite some past problems with timely execution of products, Oak's strengths remain undisputed: proven technical expertise in core competency areas, valuable and patented intellectual property, and strong customer relationships, especially in the Optical Storage and Digital Office Equipment businesses," continued Sohn. "Translating these strengths into profitability and growth for Oak stockholders will be my primary focus."

ABOUT OAK TECHNOLOGY

      Founded in 1987, Oak Technology, Inc. designs, develops and markets high-performance semiconductors and related software to original equipment manufacturers (OEMs) worldwide who serve the optical storage, consumer electronics, and digital office equipment markets. Oak has subsidiaries in Japan (Oak Technology K.K.); Taiwan (Oak Technology, Taiwan); Andover, Mass. (Pixel Magic, Inc.); Bristol, U.K. (Oak Technology Ltd.); and Munich, Germany (Oak Technology GmbH). The Company completed its initial public offering in February 1995. Additional information about Oak Technology and its products can be found on the World Wide Web at www.oaktech.com.

      Oak Technology and the Oak logo are registered trademarks of Oak Technology, Inc. Pixel Magic is a trademark of Oak Technology. All other product names or company names are mentioned for identification purposes only, and may be trademarks of their respective owners.



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